EXHIBIT 10.5


TO:      Lorraine Crawford                                      DATE:  5/4/2000

FROM:    Lyle Hubbard

SUBJECT: Senior Team Promotion & Compensation


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It's a pleasure to reconfirm your promotion to the Senior Management Team and associated compensation adjustments in your role as Controller and Acting Chief Financial Officer, effective May 1, 2000.

SALARY. You will be compensated at a base salary of $105,000 annually, payable in the normal bi-weekly payroll periods at $4,038.46.

INCENTIVE COMPENSATION. As a part of the Senior Team, you will be participating in our Board-directed Management Incentive Program. This plan is targeted to pay participants for optimal contribution an amount equal to 45% of annual salary. This portion of your total compensation is based on the accomplishment of specific financial targets by the Company (75%) and on your personal contribution to our success and completion of specific goals which I may establish (25%). All payments under this provision are subject to approval by the Board of Directors, and no awards will be made until the fiscal year-end confirmation of results.

Your participation will be made effective January 1, 2000 for the current fiscal year.

LIFE INSURANCE PROGRAM. Members of the Senior Team are entitled to participate in a Company-paid life insurance program that provides $500,000 term coverage. Details about this plan and qualifications for coverage will be provided to you shortly, and I encourage you to participate.

SEVERANCE ASSISTANCE. In the event that your position is eliminated for reasons other than cause or Change-In-Control (which were previously outlined in my February 7, 2000 letter) and you were terminated by the Company, you would be provided with up to six months' salary continuation. Additionally, if you had not been able to find suitable employment at the conclusion of the six months' period, you would be eligible for up to an additional three months' salary continuation on a month-by-month basis. In no event would salary continuation extend past a total of nine months.



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LORRAINE CRAWFORD                                                    MAY 4, 2000


This payment would be made to you in the regular bi-weekly payroll process, and would begin after you had satisfactorily completed the Company's Release and Waiver of Claims Agreement, and the stipulated waiting period had expired.

o COBRA GROUP HEALTH BENEFIT. During the period of time that you remain on severance, the Company will pay your COBRA group health premium for you. This benefit will continue at generally the same level of coverage as was in place at the time of your termination. Again, the benefit will be continued until the end of the month in which your eligibility for severance compensation ends, but in no case will extend past nine months.

o OUTPLACEMENT ASSISTANCE. Gardenburger will provide you with outplacement career services and support for up to one year's time through a professional provider of the Company's choice. This total cost for this benefit cannot exceed $12,000. You must begin utilizing these services within 30 days of your Termination Date in order to be eligible for this benefit.

Lorraine, these improvements to your overall compensation and benefits are a reflection of the value we place on you as a member of our Senior Management Team. If you should have any questions regarding these, please feel free to discuss them with Pete Shipp or me. Again, thanks for your continued leadership!